Operator

Good morning ladies and gentlemen and thank you for joining this May 22nd Fortress International Group’s investor call. After management’s initial comments we will open the call to questions. Before we begin the question and answer period, I will instruct you on how to queue for questions.

I will now turn the call over to Maura McNerney, Chief Financial Officer, please go ahead.

Maura McNerney

Thank you Operator, and good morning everyone. Thank you for joining us on Fortress International Group's conference call to discuss a number of our recent announcements. Joining us this morning from the management team of Fortress is Mr. Anthony Angelini, Chief Executive Officer and myself, Maura McNerney, Chief Financial Officer.

Before we begin the call, I would like to remind everyone to take note of the cautionary language regarding forward-looking statements contained in the press releases we have issued over the past week. That same language applies to comments and statements made on today's conference call.

This call will contain time sensitive information as well as forward-looking statements, which are only accurate as of today, May 22, 2013. Fortress expressly disclaims any obligation to update, amend, supplement or otherwise review any information or forward looking statements made on this conference call or replay to reflect events or circumstances that may occur after the date indicated except as otherwise required by applicable law.

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For a list of the risks and uncertainties, which may affect future performance, please refer to the company's periodic filings with the SEC. In addition, we will be referring to Non-GAAP financial measures. A reconciliation of the differences between these measures with the most directly comparable financial measures calculated in accordance with GAAP is included in last week’s press release.

I’ll now turn the call over to Anthony Angelini, Chief Executive Officer, Anthony.

Anthony Angelini

Thank you Maura, and thank you all for attending this call. We are very excited to discuss a number of important developments at Fortress. As we announced last week, we have delivered our 4th straight quarter of normalized adjusted EBITDA break-even or better, yesterday morning we announced that we have completed the asset purchase of a systems integration business from arvato digital services, llc and yesterday evening we announced the closing of $6 million credit facility with Bridge Bank.

We are excited about how each of these pieces fit together to facilitate our long-term roadmap to be a premier service provider for the rapidly growing data center industry. In particular, we believe the service offering we are developing to support the growing modular data center market will demonstrate a unique and immensely valuable proposition to the market place. We believe our combined capabilities in the end-to-end data center supply chain provide our customers an extremely unique value proposition that is unmatched in our industry.

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Let me begin by discussing the acquisition we announced yesterday.

We see the markets we serve continuing to evolve, as traditional and modular data center service providers are being pushed by customers toward a converged infrastructure capability and we are confident the offering we are building is compelling. Adding the capabilities of rack integration and modular configuration to our consulting services and ability to deploy and maintain assets in the field positions us perfectly to meet this evolving market demand. As we further execute our strategy, we believe the information that we can provide our customers regarding the performance of the equipment and physical infrastructure will be increasingly valuable. These capabilities also have the ability to scale as an asset light set of services throughout the globe.

Through this acquisition we also acquire a very talented team of solution focused employees that will enhance our current team and capabilities. In addition, we acquired some unique IP that delivers these configurations in a high quality and efficient manner.

As we mentioned in the release, the business has a run rate north of $10 million a year and we expect it to be accretive to our results beginning in the third quarter. The purchase price was approximately $1.5 million in cash subject to final closing adjustments. In addition, we believe we can achieve a number of important synergies in the areas of sales and strategic account development, and leverage of our back-office infrastructure.

Next I will turn to the financing we announced yesterday afternoon. We are excited to have Bridge Bank as our new financing partner. During the course of seeking the lowest cost financing to support our growth plans, the team at Bridge Bank listened to our opportunities and our financial needs and put a compelling package together for us. The initial $6 million line will afford us the financial flexibility and liquidity we need in the near term.

Concurrent with this financing, we have restructured the note with our President Jerry Gallagher and accelerated a portion of that note while discounting the overall note by approximately 14% or $307 thousand dollars.

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I will now discuss the first quarter earnings release last week and the delay in our planned investor call.

First, we apologize for the last minute confusion and the need to delay the release by a day. As we mentioned, this was due to a technical accounting question with our auditors regarding a portion of the multi-part contract we delivered for the Washington Metropolitan Area Transit Authority (“WMATA”). As you saw this issue was resolved quickly with our auditors and we were able to release the results the following day without any change to our numbers.

We were pleased with the first quarter results. During the first quarter, there were a number of important milestones we put in place. We opened a silicon valley office that gives us a strategic location to meet and engage customers, and we increased our strategic sales team by contracting with consultative sales professionals. Also, we have begun to focus our engineering team on developing forward thinking capabilities that take advantage of the accelerating shift to modular deployments. We have also executed on the core business by improving relationships with existing customers and escalating the dialog to a more strategic level.

While working toward growth we continue to focus on delivering the day-to-day business and improving our overall execution.

During the first quarter, we delivered a large portion of the multi-year WMATA contracts, recognizing $5 million in revenue. This portion of the project generates positive gross profit but a lower gross margin than our core business. The WMATA contract is an example of an incremental opportunity we will take advantage of as they present themselves.

Our on-going goal is to drive adjusted EBITDA profitability while transitioning the business model to a higher margin, recurring revenue base of business.

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I am pleased with where we have brought the company in the past year, delivering the financial performance in the short-run and executing on the strategic plan for the future. Not including the WMATA sales in the quarter, our revenue would have been down slightly year-over-year but, within that, our future core business of facilities management grew. That business includes our modular deployment and maintenance sales.

As I mentioned, we have developed an internal roadmap that will be the foundation for the steps we are taking to drive our business model going forward. We have a picture of how we will evolve over the next couple of years and believe this will drive real shareholder value as it is implemented.

Our plan is to be a full service provider for the next generation of data centers. We believe like the utility industry, the data center industry will be based on a model of distributed capacity. Capacity growth will be driven by many of the data-intensive applications and offerings, including big data, wireless and cloud offerings, and software-as-a-service. We play in this model by providing professional consulting services, design, deployment, integration, field service and end of life management. In other words, we believe we will play a more significant role in the full life of data centers in to the future. Ultimately, we plan to be a key enabler of next-generation industry offerings, including data center as a service.

I can tell you that our current customers are excited and impressed with the steps we are taking to accelerate in this direction. During the past year we drove a number of initiatives that have helped us formulate this strategy and I am extremely excited about the coming years.

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I hope to be on the road with shareholders over the next coming quarters to outline this strategy and increase the messaging of our mission and the exciting things we are doing.

Despite the progress outlined above, our pipeline remains lumpy in the second quarter, we see the potential for a decline in our bottom line due to the timing of new implementations coupled with the costs related to the acquisition and financing. Looking beyond Q2, we are enthusiastic about the long-term growth prospects of our current customers and our ability to add new relationships.

In addition, we continue to invest in resources that are developing these future opportunities. It is important that we make the correct long-term decisions for the business even if we realize a shortfall in profit for a quarter. I trust you can see by the array of announcements we made recently we are actively building for the future while executing in the near-term.

Additionally, we are pleased to ask the shareholders to vote at this year’s annual meeting for a change in the name of the company. We are doing this to remove confusion in the marketplace regarding the company and who we are. The market knows us as Total Site Solutions, or more commonly TSS, and we will gain significant increase in brand presence by making TSS the name of the parent public company. Thank you in advance for your support of this change, you will be happy with the results. TSS has tremendous brand equity within the data center community.

Finally, I want to touch on the change in CFO. We are very thankful to have had Ken for the past 8 months and appreciate his contributions to the various items we have concluded the past week. We are excited to have Maura join us and we believe the orderly transition of this important role is another testament to our respect for the importance of the tactical management of the business while we focus on the future. Thank you Ken and welcome Maura.

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With that I will open the call for questions.

Summary

Thank you all for participating in this call. We are very excited about the future we are driving towards and we feel we have taken some critical steps in the past week and believe that the future for our business is very exciting. We look for to speaking with you soon. Thanks again for attending our call.

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Supplement to Script

Revenue:

We reported $14.1 million in revenue for the first quarter of 2012, as compared to $8.6 million in the fourth quarter of 2012, and $14.3 million for the first quarter of 2012.

Our revenue breakdown for the first quarter of 2013 was as follows:

•	Technology consulting: $304 thousand, as compared to $440 thousand in the fourth quarter of 2012;
•	Construction management: $3.3 million, as compared to $2.2 million in the fourth quarter of 2012; and
•	Facilities management: $10.8 million, as compared to $5.9 million in the fourth quarter of 2012.

Our Construction Management increased as we started work on a major new project which will run through 2013 and early 2014. Our Facilities Management continued to grow, and in addition we completed the testing and delivery of batteries for the Washington Metropolitan Area Transit Authority.

Gross Profit:

Gross profit totaled $2.8 million in the first quarter of 2013, compared with $2.4 million in the fourth quarter of 2012, a 17% sequential increase. The gross profit increase was primarily attributable to the quarter-over-quarter increase in revenue in Facility Management services, including the completion of two large facilities management jobs and the testing and delivery of a large battery project discussed above.

Gross margin was 19.5% in the first quarter, compared with 28.3% in the fourth quarter of 2012. The decrease is partially impacted by the battery project which included a large portion of material costs with a lower gross margin.

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SG&A:

Our SG&A for the fourth quarter totaled $2.7 million, which includes $108 thousand in stock-based compensation. This compares with $2.5 million in the fourth quarter of 2012, which included $77 thousand in stock-based compensation. We continue to look for improvements that will reduce our SG&A while investing in growing the business.

Net Loss and Normalized Adjusted EBITDA:

Net loss for the first quarter of 2013 was $(23) thousand, or (0) cent per basic and diluted share, compared with a net loss of $(172) thousand, or (1) cents per basic and diluted share in the fourth quarter of 2012.

Normalized Adjusted EBITDA, which excludes interest, taxes, depreciation, amortization, stock-based compensation, one-time items and other expenses/income was $158 thousand in the first quarter of 2013, compared to Normalized Adjusted EBITDA of $15 thousand in the fourth quarter and a normalized adjusted EBITDA loss of $(511) thousand in the first quarter of last year.

Backlog:

Our backlog as of March 31st was $15.1 million, compared with $17.3 million on December 31, 2012. At this time we have authorizations to proceed with work for approximately $7.4 million, or 49% of our total backlog with approximately 49% of the backlog being recognized over the next twelve months.

Balance Sheet:

Turning to the balance sheet, we ended the quarter with a cash balance of $4.6 million and working capital of $5.1 million. We continue to carefully monitor our cash and working capital balances to ensure maximum financial liquidity.

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Fortress International Group, Inc.

Normalized Adjusted EBITDA Reconciliation

	(Unaudited)
	For the Three Months Ended
	March 31, 2013	March 31, 2012
Net (loss) income	$(23,151)	$(1,252,089)
Interest expense, net	23,831	42,768
Depreciation and amortization	50,133	76,905
EBITDA	$50,813	$(1,132,416)
Stock based compensation	107,614	97,367
Adjusted EBITDA	$158,427	$(1,035,049)
Restructuring Charges	-	279,286
Other (income)/charges including severance, consulting and litigation	-	244,609
Normalized Adjusted EBITDA	$158,427	$(511,154)

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